EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of
Subsidiary	Organization	Tradenames
Bonstores Realty One, LLC	Delaware
Bonstores Realty Two, LLC	Delaware
Bon-Ton Distribution, Inc.	Illinois	Carson Pirie Scott
Carson Pirie Scott II, Inc.	Mississippi	Bon-Ton, Herberger’s, Younkers
McRIL, LLC	Virginia	Bergner’s, Carson Pirie Scott, Younkers
The Bon-Ton Department Stores, Inc.	Pennsylvania	Bon-Ton, Boston Store, Carson Pirie Scott, Herberger’s, Parisian, Younkers
The Bon-Ton Giftco, Inc.	Florida	Bon-Ton
The Bon-Ton Trade, LLC	Delaware
The Elder-Beerman Stores Corp.	Ohio	Carson Pirie Scott, Elder-Beerman, Younkers
All subsidiaries are wholly owned.